Exhibit 99.1

Laredo Petroleum Holdings, Inc. Closes Initial Public Offering
and Exercise of Underwriters’ Option to Purchase Additional Shares

TULSA, OKLAHOMA December 20, 2011—Laredo Petroleum Holdings, Inc. (NYSE: LPI) (the “Company” or “Laredo Petroleum”), announced today that it has completed its initial public offering of 20,125,000 shares of its common stock at $17.00 per share, including all 2,625,000 shares of common stock subject to the underwriters’ option to purchase additional shares.

Prior to the consummation of the initial public offering, Laredo Petroleum, LLC, a Delaware limited liability company (“Laredo LLC”), merged with and into the Company, with the Company surviving the merger.  In the merger, all outstanding equity units in Laredo LLC were exchanged for approximately 107,500,000 restricted shares of common stock of the Company.

Net proceeds received by the Company from the initial public offering were approximately $319 million after deducting underwriting discounts and commissions and estimated offering expenses.  The Company intends to use these net proceeds to repay a portion of its outstanding indebtedness under its revolving credit facility.

J.P. Morgan, Goldman, Sachs & Co., BofA Merrill Lynch and Wells Fargo Securities acted as joint book-running managers for the offering. Tudor, Pickering, Holt & Co. acted as lead manager for the offering. Société Generale, Mitsubishi UFJ Securities, BMO Capital Markets, BNP Paribas Securities Corp., Scotia Capital, Capital One Southcoast, BOSC, Inc., BB&T Capital Markets, Comerica Securities and Howard Weil Incorporated acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from the offices of:

J.P. Morgan

via Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: (866) 803-9204

Goldman, Sachs & Co.

Prospectus Department

200 West Street

New York, NY 10282

Telephone: 1-866-471-2526

Facsimile: 212-902-9316

By email at prospectus-ny@ny.email.gs.com

BofA Merrill Lynch

4 World Financial Center

New York, NY 10080

Attn: Prospectus Department

By email at dg.prospectus_requests@baml.com

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, New York 10152

Telephone: (800) 326-5897

By email at cmclientsupport@wellsfargo.com

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Laredo Petroleum is an independent oil and gas company with headquarters in Tulsa, Oklahoma.  Laredo Petroleum’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

This press release contains forward-looking statements as defined under federal securities laws. These forward-looking statements involve certain risks and uncertainties and actual results could differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Contact

Laredo Petroleum Holdings, Inc.

Attn: W. Mark Womble

Office: (918) 513-4570

Fax: (918) 513-4571

mwomble@laredopetro.com